Exhibit 99.1

Modivcare Enters into Comprehensive Restructuring Agreement to Strengthen its Future, Reduce Debt and Inject Capital

Supermajority support of secured lenders outlined in Restructuring Support Agreement and via commitment for $100 million in a new investment to support operations and the future growth of the Company

Operations and service lines continue uninterrupted, with no expected impact for clients, members, employees or transportation providers

DENVER, CO, August 20, 2025 (BUSINESS WIRE) – Modivcare Inc. (the “Company” or “Modivcare”) (Nasdaq: MODV), a technology-enabled healthcare services company providing a platform of integrated supportive care solutions focused on improving health outcomes, today announced that it has taken necessary and decisive action intended to strengthen its financial foundation while continuing to provide access to care, reduce costs, and improve outcomes for clients and members nationwide. Modivcare has filed for voluntary Chapter 11 protection in the U.S. Bankruptcy Court for the Southern District of Texas to implement a comprehensive restructuring transaction with the support of a supermajority of its key stakeholders. Through this process, Modivcare intends to build a stronger, sustainable organization, positioned for growth and well-equipped to meet the critical needs of members across its non-emergency medical transportation, personal care services and remote patient monitoring service lines.

“Modivcare sits at the center of the preventive healthcare ecosystem,” said Heath Sampson, Chief Executive Officer and President of Modivcare. “This recapitalization strengthens our balance sheet and allows Modivcare to accelerate our investment in innovation by combining technology and data with high-touch member engagement. As the connector to care, our seamlessly connected platform improves access, quality and cost for payors, providers and facilities, while positioning us to lead the future of coordinated care.”

More than 90% of First Lien Lenders and more than 70% of Second Lien Lenders have entered into a Restructuring Support Agreement (“RSA”) with the Company. Those lenders have committed to support the Company throughout this process and have agreed to provide $100 million in “debtor-in-possession” (“DIP”) financing to finance the restructuring process and to support ongoing operations during this expedited bankruptcy process. Upon the closing of the DIP loan, Modivcare will have liquidity in excess of $100 million. The restructuring will reduce the Company’s total outstanding funded debt obligations by approximately $1.1 billion (which is more than 85% of its outstanding funded debt obligations) and will meaningfully reduce the Company’s annual cash interest and transition ownership to a group of seasoned and well-funded investors who are committed to Modivcare’s success.

All of Modivcare’s service lines will continue to operate in the ordinary course, and we expect no interruption or change in access to care and a continued focus on operational excellence. Modivcare intends to close this transaction quickly by exiting the restructuring process early in the fourth quarter of 2025.

Modivcare remains committed to providing excellent service to clients and their members. The Company has filed customary motions that, once approved, will allow Modivcare to meet obligations to clients and critical vendors, including transportation providers, and pay employee wages and benefits as usual.

For more information about the Company’s Chapter 11 case, including claims information, please visit veritaglobal.net/Modivcare or contact Verita, the Company’s noticing and claims agent, at +1 (888) 733-1521 for U.S. and Canada or +1 (310) 751-2636 for international.

Modivcare is advised by Latham & Watkins LLP, Hunton Andrews Kurth LLP, Moelis & Company LLC, and FTI Consulting. The First Lien Agent, the First Lien Lenders and the Second Lien Noteholders executing the RSA are advised by Paul Hastings LLP and Lazard.

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Cautionary Note Regarding Forward-Looking Statements

Statements contained in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are predictive in nature and are identified generally by the use of the terms “intended”, “expected”, “estimates”, “will”, and “anticipates”, and similar words or expressions indicating possible future expectations, events or actions. Forward-looking statements include statements regarding the Company’s expectation about its ability to continue operating its business, fulfill its mission, make payments and meet obligations, and the Company’s ability to implement the restructuring pursuant to the Chapter 11 cases, including the timetable of completing such transaction, if at all. Forward-looking statements are based on current expectations, assumptions, estimates and projections about the Company’s business and its industry, and are not guarantees of future performance. These statements are subject to a number of known and unknown risks, uncertainties and other factors, many of which are beyond the Company’s ability to control or predict, which may cause actual events to be materially different from those expressed or implied herein. The Company has provided additional information about the risks facing its business and the Company in its most recent annual report on Form 10-K, and in its subsequent periodic and current reports on Forms 10-Q and 8-K, filed by it with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statements were made and are expressly qualified in their entirety by the cautionary statements set forth herein and in the periodic and current reports filed with the Securities and Exchange Commission identified above, which you should read in their entirety before making an investment decision with respect to the Company’s securities. The Company undertakes no obligation to update or revise any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Modivcare

Modivcare Inc. ("Modivcare" or the "Company") is a technology-enabled healthcare services company that provides a suite of integrated supportive care solutions for public and private payors and their members. The Company’s value-based solutions address the social determinants of health (SDoH) by connecting members to essential care services. By doing so, Modivcare helps health plans manage risks, reduce costs, and improve health outcomes. Modivcare is a provider of non-emergency medical transportation (NEMT), personal care services (PCS), and remote patient monitoring solutions (RPM). To learn more about Modivcare, please visit www.modivcare.com.

Media Contact

Rachel Chesley / Victoria Zaharoff

ModivcareComms@fticonsulting.com

IR Contact

Verita

www.veritaglobal.net/Modivcare/Inquiry

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